UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2022

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Berkshire Lane, Suite 900 Dallas, TX	75225
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	EXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment No. 1 to Credit Agreement

On May 5, 2022 (the “Amendment Closing Date”), the Company entered into Amendment No. 1 (the “Amendment”), to that certain unsecured revolving credit facility agreement with the lenders identified therein and JPMorgan Chase Bank, N.A., as the administrative agent, issuing bank and swingline lender thereunder dated as of July 1, 2021 (the “Existing Credit Agreement”; and together with the Amendment, the “Credit Agreement”). The Existing Credit Agreement provided the Company with senior unsecured revolving commitments in an aggregate principal amount of up to $750 million, with a letter of credit sub-facility of $40 million, with a swingline loan sub-facility of $25 million (the “Revolving Loan Facility”). Under the Existing Credit Agreement, the Revolving Loan Facility matured on July 1, 2026.

The Amendment amended the Existing Credit Agreement, to, among other things, (1) provide the Company with a new senior unsecured term loan A credit facility in the aggregate principal amount of $200 million (the “Term Loan Facility”) in addition to the Revolving Credit Facility that was established in the Existing Credit Agreement, (2) extend the maturity date of the Revolving Loan Facility to May 5, 2027 and provide that the Term Loan Facility matures on May 5, 2027 (the “Term Maturity Date”). The Credit Agreement also provides the Company with an uncommitted incremental facility in an aggregate principal amount of up to $375 million, which may take the form of revolving loans and/or term loans. The proceeds of the Loans (under and as defined in the Credit Agreement) will be used only to finance the working capital needs, and for general corporate purposes (including, without limitation, the repayment of outstanding Loans under the Existing Credit Agreement and the payment of fees under any Loan Document (including, without limitation, the Amendment), of the Borrower and its Subsidiaries including, without limitation, to finance working capital needs and to finance acquisitions and similar investments.

The Term Loan Facility was fully drawn on May 5, 2022 (the proceeds of the Term Loan Facility, the “Term Loans”) and is repayable in equal quarterly installments in an amount equal to 1.25% of the original principal amount of the Term Loans (such quarterly installment to begin on the first full fiscal quarter after the Amendment Closing Date), with the remaining principal balance due and payable on the Term Maturity Date. The Term Loans may be repaid in whole or in part, without premium or penalty, subject to prior written notice to the administrative agent.

Interest

Additionally, the Amendment amended the Existing Credit Agreement to establish customary SOFR provisions (which replaced the LIBOR provisions set forth in the Existing Credit Agreement) and provide that the Company may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to either a base rate or SOFR rate, in each case, plus an Applicable Rate based on the Company’s senior unsecured long-term debt rating. The Credit Agreement also provides for a customary spread to be added to any Loan that is borrowed at the applicable SOFR rate. The Credit Agreement also contains customary benchmark replacement language.

Covenants

The Credit Agreement contains certain covenants that are substantially similar to the covenants in the Existing Credit Agreement and that, among other things, impose restrictions on the business of the Company and certain Subsidiaries, in each case, with certain exceptions, thresholds or caps that are permitted. The restrictions that these covenants place on the Company include, but are not limited to, limitations on their ability to:

•	effectuate a Change of Control (as defined in the Credit Agreement);

•	consolidate or merge with or into any other Person;

•	sell, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Consolidated Subsidiaries;

•	create liens; and

•	permit Consolidated Subsidiaries (as defined in the Credit Agreement) to incur Debt (as defined in the Credit Agreement).

General

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Company.

The description relating to the Amendment and the Credit Agreement in Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01.	Other Events

In addition, in connection with the Amendment, the Company is filing the opinion of Sidley Austin LLP as part of this Current Report that is to be incorporated by reference into the Registration Statement. The foregoing opinion is filed herewith as Exhibit 5.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Amendment No. 1, dated as of May 5, 2022 to that certain Credit Agreement, dated as of July 1, 2021, among the Company, the lenders identified therein and JPMorgan Chase Bank, N.A., as the administrative agent, issuing bank and swingline lender thereunder.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ D. Craig Kesler
D. Craig Kesler
Executive Vice President – Finance and
Administration and Chief Financial Officer

Date: May 6, 2022